                                                                     Exhibit 3.2

Phone: (503) 986-2200
Fax: (503) 378-4381                                           ARTICLES OF MERGER

                        CHECK THE APPROPRIATE BOX BELOW:

Secretary of State              [X]  MULTI ENTITY MERGER
Corporation Division                 (Complete only 1, 2, 3, 4, 10, 11)
255 Capitol St. NE, Suite 151
Salem, OR 97310-1327            [ ]  FOR PARENT AND 90% OWNED SUBSIDIARY WITHOUT
FilinginOregon.com                   SHAREHOLDER APPROVAL
                                     (Complete only 5, 6, 7, 8, 9, 10, 11)

SURVIVOR
REGISTRY NUMBER: 318756-93

In keeping with Oregon Statute 192.410-192.595, the information on the application is public record.

We must release this information to all parties
upon request and it may be posted on our website.            For office use only

Please Type or Print Legibly in BLACK Ink. Attach Additional Sheet if necessary.

1)   NAMES AND TYPES OF THE ENTITIES PROPOSING TO MERGE

NAME                             TYPE       REGISTRY NUMBER
----                             ----       ---------------
Greenbrier Oregon, Inc.          Oregon     318756-93
The Greenbrier Companies, Inc.   Delaware   018477-22

2)   NAME AND TYPE OF THE SURVIVING ENTITY
     Greenbrier Oregon, Inc., an Oregon corporation

     [X]  Check here if there is a name change in this plan of merger.

3)   A COPY OF THE PLAN OF MERGER IS ATTACHED.
     See ORS 60.481(2)

4) THE PLAN OF MERGER WAS DULY AUTHORIZED AND APPROVED BY EACH ENTITY THAT IS A PARTY TO THE MERGER.

     [X]  A copy of the vote required by each entity is attached.

        FOR PARENT AND 90% OWNED SUBSIDIARY WITHOUT SHAREHOLDER APPROVAL

5)   NAME OF PARENT CORPORATION ________________________________________________

     Oregon Registry Number ____________________________________________________

6)   NAME OF SUBSIDIARY CORPORATION ____________________________________________

     Oregon Registry Number ____________________________________________________

7)   NAME OF SURVIVING CORPORATION _____________________________________________

8)   COPY OF PLAN

[ ] A copy of the plan of merger setting forth the manner and basis of converting shares of the subsidiary into shares, obligations, or other securities of the parent corporation or any other corporation or into cash or other property is attached.

9)   CHECK THE APPROPRIATE BOX

[ ] A copy of the plan of merger or summary was mailed to each shareholder of record of the subsidiary corporation on or before ________________
                                                       Date

[ ] The mailing of a copy of the plan or summary was waived by all outstanding shares.

10)  EXECUTION

     Signature                             Printed Name        Title
     ---------                             ------------        -----


     /s/ William A. Furman                 William A. Furman   President and CEO
     -----------------------------------

11)  CONTACT NAME           DAYTIME PHONE NUMBER
     Michael J. Millender   (503) 802-2164

                                       Attachment to Articles of Merger (Oregon)

GREENBRIER OREGON, INC., AN OREGON CORPORATION

The sole shareholder of Greenbrier Oregon, Inc., an Oregon corporation, duly authorized and approved the Agreement and Plan of Merger by written consent dated December 21, 2005.

                             Number of Votes                     Total Number of
                Number of     Entitled to be   Total Number of      Votes Cast
               Outstanding     Cast by Each     Votes Cast FOR     AGAINST the
 Designation      Shares       Voting Group       The Merger          Merger
 -----------   -----------   ---------------   ---------------   ---------------
Common Stock        1               1                 1                 0

THE GREENBRIER COMPANIES, INC., A DELAWARE CORPORATION

The stockholders of The Greenbrier Companies, Inc., a Delaware corporation, duly authorized and approved the Agreement and Plan of Merger at the annual meeting of stockholders, held January 10, 2006, as follows:

                             Number of Votes                     Total Number of
                Number of     Entitled to be   Total Number of      Votes Cast
               Outstanding     Cast by Each     Votes Cast FOR     AGAINST the
 Designation      Shares       Voting Group       The Merger          Merger
 -----------   -----------   ---------------   ---------------   ---------------
Common Stock    14,943,102      14,943,102        10,286,395         272,441

                          AGREEMENT AND PLAN OF MERGER

DATE:  January 10, 2006

AMONG: GREENBRIER OREGON, INC., an Oregon corporation ("Greenbrier Oregon")

AND:   THE GREENBRIER COMPANIES, INC., a Delaware corporation
       ("Greenbrier Delaware")

                                    RECITALS

     A. The Board of Directors and shareholders of Greenbrier Oregon and the Board of Directors and stockholders of Greenbrier Delaware have determined that it is in the best interests of each entity and their respective shareholders/stockholders to merge Greenbrier Delaware with and into Greenbrier Oregon, pursuant to this agreement ("Merger Agreement").

     B. The parties intend that Greenbrier Oregon shall be the surviving corporation in such merger and that such merger shall constitute a tax-free reorganization under Section 368 of the Internal Revenue Code.

                                    AGREEMENT

     The parties agree as follows:

1. MERGER OF GREENBRIER DELAWARE WITH AND INTO GREENBRIER OREGON. At and upon the Effective Time:

     1.1 Merger. Greenbrier Delaware shall be merged with and into Greenbrier Oregon (the "Merger"), and Greenbrier Oregon shall survive as a corporation continuing to operate under the name "The Greenbrier Companies, Inc." (the "Surviving Corporation"), organized under and governed by the laws of the state of Oregon. The separate existence of Greenbrier Delaware shall cease.

     1.2 Vesting of Assets. All of the property, rights, privileges, powers, franchises, patents, trademarks, trade names, licenses, registrations and other assets, tangible and intangible, of Greenbrier Delaware shall be transferred to, vested in, devolve upon and become part of the assets of the Surviving Corporation, without further act or deed.

     1.3 Assumption of Liabilities. Greenbrier Oregon shall assume and be liable for all of the liabilities and obligations of Greenbrier Delaware.

     1.4 Effective Time. The Merger shall become effective at 11:59 p.m. Pacific Time on February 28, 2006 upon filing the documents in accordance with the Delaware General Corporation Law and the Oregon Business Corporation Act.

2. ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. At and upon the Effective Time:

     2.1 Articles of Incorporation. The Articles of Incorporation of Greenbrier Oregon in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation. At the Effective Time, such Articles of Incorporation shall automatically be amended to change the name of the Surviving Corporation to The Greenbrier Companies, Inc.

     2.2 Bylaws. The Bylaws of Greenbrier Oregon in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     2.3 Directors; Officers. Those persons who are the directors of Greenbrier Delaware immediately prior to the Effective Time shall become the directors of the Surviving Corporation. Those directors in Classes I, II and III of Greenbrier Delaware immediately prior to the Effective Time shall become the directors in Classes I, II and III, respectively, of the Surviving Company and shall hold office in each case through the expiration of their terms as such terms would have been with Greenbrier Delaware until their successors are elected and qualify or their prior resignation, removal or death. Those persons who are officers of Greenbrier Delaware immediately prior to the Effective Time shall become the officers of the Surviving Corporation, and they shall hold office in each case at the pleasure of the Board of Directors of the Surviving Corporation.

     2.4 Committees. Those persons who are members of committees of the Board of Directors of Greenbrier Delaware immediately prior to the Effective Time shall become members of the corresponding committees of the Board of Directors of the Surviving Corporation, and they shall hold office in each case at the pleasure of the Board of Directors of the Surviving Corporation. The Charters of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors of Greenbrier Delaware, as amended, shall be the Charters of the corresponding committees of the Surviving Corporation at the Effective Time, and shall remain in effect until modified or rescinded.

3. EXCHANGE OF SHARES. At and upon the Effective Time:

     3.1 Shares of Greenbrier Oregon. By virtue of the Merger and without any action on the part of the holder, the single share of Common Stock, without par value, of Greenbrier Oregon issued to Greenbrier Delaware and currently outstanding shall be cancelled and returned to the status of authorized but unissued.

     3.2 Shares of Greenbrier Delaware. Each share of Common Stock, par value $0.001, of Greenbrier Delaware that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of fully paid, non-assessable, issued and outstanding Common Stock, without par value, of the Surviving Corporation.

     3.3 Stock Certificates. All of the outstanding certificates, which prior to the Effective Time represented shares of Common Stock of Greenbrier Delaware, shall be deemed for all purposes to evidence ownership of and to represent shares of Common Stock of Greenbrier Oregon into which the shares of Greenbrier Delaware represented by such certificates have been converted as herein provided. The registered holder on the books and records of Greenbrier Oregon or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Greenbrier Oregon or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Greenbrier Oregon evidenced by such outstanding certificate as above provided. The officers, directors, employees, stock transfer agents and registrars of the Surviving Corporation shall, after the Effective Time, continue to honor and process certificates issued by Greenbrier Delaware with the same effect as if such certificates represented shares of Greenbrier Oregon.

     3.4 Certain Options and Plans. Greenbrier Oregon will assume and continue all of Greenbrier Delaware's stock incentive and purchase option plans (the "Plans and Programs"), including but not limited to its 1994 Stock Incentive Plan, 2004 Employee Stock Purchase Plan, Stock Incentive Plan - 2000, 2005 Stock Incentive Plan and Dividend Reinvestment Plan. The outstanding and unexercised portions of all options and rights to buy Common Stock of Greenbrier Delaware shall become options or rights for the same number of shares of Greenbrier Oregon Common Stock with no other changes in the terms and conditions of such options or rights, including exercise prices, and effective as of the Effective Time, Greenbrier Oregon hereby assumes the outstanding and unexercised portions of such options and rights and the obligations of Greenbrier Delaware with respect thereto. At the Effective Time, Greenbrier Oregon shall, and does hereby, assume and agree to perform all of the rights and responsibilities of Greenbrier Delaware under all of such Plans and Programs (and agreements relating thereto) and under the James-Furman Supplemental 1994 Stock Option Plan.

     3.5 Other Employee Benefit Plans. Greenbrier Oregon will assume all obligations of Greenbrier Delaware under any and all employee benefit plans in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

4. GENERAL PROVISIONS.

     4.1 Further Assurances. From time to time, as and when required by Greenbrier Oregon or by its successors and assigns, there shall be executed and delivered on behalf of Greenbrier Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action as shall be appropriate or necessary in order to vest or perfect, or to conform of record or otherwise, in Greenbrier Oregon the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of Greenbrier Delaware, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of Greenbrier Oregon are fully authorized in the name of and on behalf of Greenbrier Delaware or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     4.2 Amendment. At any time before or after approval by the shareholders of Greenbrier Delaware, this Merger Agreement may be amended in any manner (except that Sections 3.1 and 3.2 and any of the other principal terms hereof may not be amended without the approval of the shareholders of Greenbrier Delaware) as may be determined in the judgment of the respective Boards of Directors of Greenbrier Delaware and Greenbrier Oregon to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

     4.3 Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Greenbrier Delaware or Greenbrier Oregon or both, notwithstanding the approval of this Merger Agreement by the stockholders of Greenbrier Delaware and the shareholders of Greenbrier Oregon.

     4.4 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their corporate names by their respective authorized officers.

                                        THE GREENBRIER COMPANIES, INC.,
                                        a Delaware corporation


                                        By /s/ William A. Furman
                                           -------------------------------------
                                        Title: President


                                        GREENBRIER OREGON, INC.,
                                        an Oregon corporation


                                        By /s/ William A. Furman
                                           -------------------------------------
                                        Title: President